Exhibit 10.2

Relationship Agreement

EXECUTION VERSION
BROOKFIELD ASSET MANAGEMENT INC.

TERRAFORM POWER, INC.

TERRAFORM POWER, LLC

- and -

TERRAFORM POWER OPERATING, LLC

RELATIONSHIP AGREEMENT

October 16, 2017

i

RELATIONSHIP AGREEMENT

THIS RELATIONSHIP AGREEMENT is made as of October 16, 2017 among BROOKFIELD ASSET MANAGEMENT INC., a corporation existing under the laws of the Province of Ontario (“Brookfield”), TERRAFORM POWER, INC., a Delaware corporation, (“TERP”), TERRAFORM POWER, LLC, a Delaware limited liability company (“TERP LLC”) and TERRAFORM POWER OPERATING, LLC a Delaware limited liability company (“TERP Operating”).

RECITALS:

WHEREAS, members of the TERP Group directly or indirectly hold interests in renewable power generating operations consisting of operating wind and solar assets, and will acquire, from time to time, additional interests in operating wind and solar renewable power generating operations in specified geographies;

WHEREAS, TERP, TERP LLC and TERP Operating and certain of their Subsidiaries, and Brookfield and certain Affiliates thereof, concurrently with entry into this Agreement, have entered into a Master Services Agreement and certain Other Sponsorship Agreements pursuant to which various entities in the Brookfield Group agree to provide certain services, a credit line and other support specified therein to the TERP Group, certain of which would enable the implementation of the purposes of this Agreement; and

AND WHEREAS TERP, TERP LLC and TERP Operating and Brookfield wish to enter into this Agreement to govern certain aspects of the relationship between them and other members of the TERP Group and the Brookfield Group and view this Agreement as a key component of the overall relationship between the TERP Group and the Brookfield Group contemplated by the Sponsorship Agreements and the Brookfield Group’s ownership interests in the TERP Group.

NOW THEREFORE in consideration of the premises, mutual covenants and agreements contained in this Agreement and the Other Sponsorship Agreements and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree, each with the others, as follows:

ARTICLE 1
INTERPRETATION

1.1.   Definitions

In this Agreement, except where the context otherwise requires, the following terms will have the following meanings:

1.1.1 “AAA” has the meaning ascribed thereto in Section 6.2.1;

1.1.2 “AAA National Roster” means the roster of arbitration professionals maintained by the AAA;

1.1.3 “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person (provided that the members of the TERP Group shall not be Affiliates of the Brookfield Group (or vice versa) for purposes of this Agreement);

1.1.4 “Agreement” means this Relationship Agreement, and “herein”, “hereof”, “hereby”, “hereunder” and similar expressions refer to this Agreement and include every instrument supplemental or ancillary to this Agreement and, except where the context otherwise requires, not to any particular article or section thereof;

1.1.5 “Arbitration” has the meaning ascribed thereto in Section 6.2.1;

1.1.6 “Arbitrator” has the meaning ascribed thereto in Section 6.2.3;

1.1.7 “Brookfield” has the meaning ascribed thereto in the preamble;

1.1.8 “Brookfield Fund” has the meaning ascribed thereto in Section 2.2.3;

1.1.9 “Brookfield Group” means Brookfield and its Affiliates, other than any member of the TERP Group;

1.1.10 “BEP” means Brookfield Renewable Partners LP;

1.1.11 “Business Day” means every day except a Saturday or Sunday, or a day which is a statutory or civic holiday in the Province of Ontario or the State of New York;

1.1.12 “Confidential Information” has the meaning ascribed thereto in Section 7.2;

1.1.13 “Conflicts Committee” means the committee of the board of directors of TERP Inc. designated as the “Conflicts Committee”;

1.1.14 “Control” means the control by one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example the status of A being the general partner of B) or by virtue of beneficial ownership of or control over a majority of the voting interests in B; and, for certainty and without limitation, if A owns or has control over shares or other securities to which are attached more than 50% of the votes permitted to be cast in the election of directors to the Governing Body of B or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose, and the term “Controlled” has the corresponding meaning;

1.1.15 “Dispute” has the meaning ascribed thereto in Section 6.1;

1.1.16 “Governing Body” means (i) with respect to a corporation or limited company, the board of directors of such corporation or limited company, (ii) with respect to a limited liability company, the manager(s) or managing partner(s) of such limited liability company, (iii) with respect to a limited partnership, the board, committee or other body of the general partner of such partnership that serves a similar function (or if any such general partner is itself a limited partnership, the board, committee or other body of such general partner’s general partner that serves a similar function) and (iv) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of (i) through (iv) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer and managing director;

1.1.17 “IDR Terms” means non-voting membership interest conferring the right to Brookfield to receive certain incentive distribution payments pursuant to the terms set out in the Second Amended and Restated Limited Liability Company Agreement of TERP LLC dated as of the date of this Agreement;

1.1.18 “Master Services Agreement” means the master services agreement between Brookfield and certain subsidiaries thereof and TERP, TERP LLC and TERP Operating, dated as of the date of this Agreement;

1.1.19 “Operating Renewable Assets” means operating solar and/or wind assets (each such asset individually an “Operating Renewable Asset”);

1.1.20 “Other Sponsorship Agreements” means (a) the Master Services Agreement, (b) the Sponsor Line Agreement and (c) the IDR Terms.

1.1.21 “Person” means any natural person, partnership, limited partnership, limited liability partnership, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), limited liability corporation, unlimited liability company, joint stock company, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted and pronouns have a similarly extended meaning;

1.1.22 “ROFO Asset” (and collectively the “ROFO Assets”) means (i) the projects listed in Schedule A of this Agreement; and (ii) all future operating solar and wind projects located within the Territory developed by Persons sponsored by or under the control of Brookfield;

1.1.23 “Rules” has the meaning ascribed thereto in Section 6.2.1;

1.1.24 “Sponsor Line Agreement” means the Sponsor Line Agreement, dated as of the date of this Agreement between an Affiliate of Brookfield and TERP;

1.1.25 “Sponsorship Agreements” means this Agreement and the Other Sponsorship Agreements;

1.1.26 “Subsidiary” means, with respect to any Person, (i) any other Person that is directly or indirectly Controlled by such Person, (ii) any trust in which such Person holds all of the beneficial interests or (iii) any partnership, limited liability company or similar entity in which such Person holds all of the interests other than the interests of any general partner, managing member or similar Person;

1.1.27 “Term” has the meaning ascribed thereto in Section 5.1;

1.1.28 “TERP” has the meaning ascribed thereto in the preamble;

1.1.29 “TERP Group” means TERP and any direct or indirect Subsidiary of TERP, TERP LLC and/or TERP Operating;

1.1.30 “TERP LLC” has the meaning ascribed thereto in the preamble;

1.1.31 “TERP Operating” has the meaning ascribed thereto in the preamble;

1.1.32 “Territory” means Canada, the United States of America, Mexico, Germany, France, England, Scotland, Wales and Northern Ireland, Ireland, Spain, Portugal, Andorra and Gibraltar, Italy, Denmark, Norway and Sweden;

1.1.33 “Third Party” means any Person other than a party or an Affiliate of a party (provided that the TERP Group and the Brookfield Group shall be considered Third Parties with respect to each other for purposes of this Agreement);

1.1.34 “Transaction Notice” has the meaning ascribed thereto in Section 3.2;

1.1.35 “Transaction Notice Response” has the meaning ascribed thereto in Section 3.2; and

1.1.36 “Transfer” means any direct or indirect sale, offer to sell or disposition; provided, that this definition shall not include any (a) merger with or into, or sale of all or substantially all of Brookfield’s or BEP’s assets to a Third Party, (b) grants of security interests, mortgages, liens, assignments, pledges, hypothecations or encumbrances in favor of a Third Party lender, or (c) direct or indirect sale, offer to sell or disposition involving any ROFO Asset being sold, offered or disposed of to a member of the Brookfield Group other than pursuant to a bona fide sale process; provided further, that the terms of any such transfer described in (c) will not result in TERP being unable to offer to acquire such ROFO Asset from Brookfield in accordance with the terms of this Agreement if and when Brookfield elects to sell, offer to sell or dispose of such ROFO Asset to a Third Party.

1.2.   Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.3.   Interpretation

In this Agreement, unless the context otherwise requires:

1.3.1 words importing the singular shall include the plural and vice versa, words importing gender shall include all genders or the neuter, and words importing the neuter shall include all genders;

1.3.2 the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

1.3.3 references to any Person include such Person’s successors and permitted assigns;

1.3.4 any reference to a statute, regulation, policy, rule or instrument shall include, and shall be deemed to be a reference also to all amendments made to such statute, regulation, policy, rule or instrument and to any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;

1.3.5 any reference to this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified;

1.3.6 in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount shall be determined or such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day; and

1.3.7 except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in U.S. currency.

1.4.   Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

1.5.   Entire Agreement

The Sponsorship Agreements constitute the entire agreement between the parties pertaining to the subject matter therein. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement or the Other Sponsorship Agreements. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement by any party to this Agreement or its respective directors, officers, employees or agents, to any other party to this Agreement or its respective directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of the Sponsorship Agreements, and none of the parties to this Agreement has been induced to enter into this Agreement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.6.   Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right.

1.7.   Mutual Waiver of Jury Trial

AS A SPECIFICALLY BARGAINED-FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

1.8.   Consent to Jurisdiction and Service of Process

EACH OF THE PARTIES HERETO EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING RELATING TO OR

ARISING (A) IN CONNECTION WITH INTERPRETATION OR ENFORCEMENT OF THE ARBITRATION PROVISION IN ARTICLE 6 HERETO, (B) ENFORCEMENT, MODIFICATION, CORRECTION, INTERPRETATION OR VACATION OF ANY ARBITRATION DECISION MADE PURSUANT TO ARTICLE 6 HEREOF, (C) FOR THE PURPOSE OF OBTAINING PRELIMINARY INJUNCTIVE RELIEF IN RELATION TO ANY MATTER UNDER THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH BELOW SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THE MATTERS SET FORTH ABOVE IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY OR THEREBY FURTHER EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

1.9.   Governing Law

This Agreement, including rules of interpretation and defined terms incorporated herein by reference, and all claims, disputes, proceedings or similar matters arising out of this Agreement (whether sounding in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

1.10.   Conflicts Committee

The Conflicts Committee, in accordance with the terms of its charter, has a role in certain matters that relate to the relationship between members of the Brookfield Group and members of the TERP Group. The parties to this Agreement acknowledge that actions taken under this Agreement that require the approval of the Conflicts Committee will only be taken after such approval has been provided.

ARTICLE 2
RELATIONSHIP

2.1.   Primary Vehicle

Subject to the other terms in this Article 2, the parties agree that, during the Term, the TERP Group will serve as the primary vehicle through which the Brookfield Group will acquire Operating Renewable Assets within the Territory.

2.2.   No Exclusivity and Limitations on Acquisition Opportunities

2.2.1 Each of TERP, TERP LLC and TERP Operating acknowledge and agree that nothing in this Article 2 shall require the Brookfield Group or any member of the Brookfield Group to allocate any minimum level of dedicated resources for the pursuit of Operating Renewable Asset acquisition opportunities other than as contemplated in the Master Services Agreement, Article 3 of this Agreement or as otherwise agreed in writing by a member of the Brookfield Group and a member of the TERP Group. Members of the Brookfield Group have established or advised, and may continue to establish or advise, other entities that rely on the diligence, skill and business contacts of the Brookfield Group’s professionals and the information and acquisition opportunities they generate during the normal course of their activities;

2.2.2 While the Brookfield Group may offer the acquisition opportunities contained in this Section 2.2.2 to the TERP Group, nothing in this Agreement shall require the Brookfield Group or any member of the Brookfield Group to offer the TERP Group or any member of the TERP Group the opportunity to acquire:

2.2.2.1 an integrated utility even if a significant component of such utility’s operations consist of Operating Renewable Assets in the Territory;

2.2.2.2 a non-renewable power generating operation or development such as a power generating operation that uses coal or natural gas;

2.2.2.3 a renewable power generating operation that is not an Operating Renewable Asset in the Territory, such as hydro operation or development, or any renewable power development whatsoever;

2.2.2.4 a portfolio, if a significant component of such portfolio’s operations consist of non-renewable power generation and/or renewable power generation that is not an Operating Renewable Asset(s) in the Territory and/or is a development; or

2.2.2.5 Operating Renewable Assets that comprise part of a broader enterprise, unless the primary purpose of such acquisition, as determined by Brookfield acting in good faith, is to acquire the underlying Operating Renewable Assets;

and if any assets described in this Section 2.2.2 are acquired by a member of the Brookfield Group and such assets include any Operating Renewable Assets in the Territory, Brookfield will (a) advise TERP’s Governing Body that it has acquired that asset, (b) inform TERP’s Governing Body of Brookfield’s plans with respect to that asset, and (c) consult with TERP about the feasibility of Transferring the component of that asset that is an Operating Renewable Assets in the Territory to a member of the TERP Group.

2.2.3 The members of the Brookfield Group carry on a diverse range of businesses worldwide, including the development, ownership and/or management of power, renewable power, transmission and other infrastructure assets, and investing and advising on investing in any of the foregoing or loans, debt instruments and other securities with underlying infrastructure collateral or exposure including Operating Renewable Assets, both as principal and through other public companies that are Affiliates of Brookfield, such as BEP, or through private investment vehicles and accounts established or managed by Affiliates of Brookfield (each a “Brookfield Fund”). Except as explicitly provided herein, nothing in this Agreement shall in any way limit or restrict members of the Brookfield Group from carrying on their respective business and in particular:

2.2.3.1 nothing shall limit or restrict the ability of the Brookfield Group from making any investment recommendation or taking any other action in connection with its public securities businesses;

2.2.3.2 nothing shall limit or restrict the ability of the Brookfield Group from making any investment recommendation or taking any action in connection with BEP, provided that, subject to the terms and conditions of this Agreement, acquisitions of Operating Renewable Assets in the Territory shall be offered to the TERP Group in lieu of BEP; and

2.2.3.3 nothing herein shall limit or restrict any member of the Brookfield Group from investing in any loans or debt securities outside of its public securities businesses or from taking any action in connection with any loan or debt security notwithstanding that the underlying collateral is comprised of or includes an Operating Renewable Asset provided that the original purpose of the investment was not to acquire a controlling interest in an Operating Renewable Asset.

2.2.4 Brookfield has established and manages a number of Brookfield Funds whose investment objectives include the acquisition of Operating Renewable Assets, including in the Territory, and may in the future establish similar funds. Nothing herein shall limit or restrict Brookfield from establishing or advising a Brookfield Fund or carrying out any investment, provided that, subject to Section 2.3, for any investment carried out by a Brookfield Fund that involves the acquisition of an Operating Renewable Asset in the Territory, the TERP Group, if a committed investor in such Brookfield Fund, will be offered the opportunity to take up Brookfield’s share of such acquisition;

2.2.5 In the event that the TERP Group declines any Operating Renewable Asset acquisition opportunity that Brookfield has made available, the Brookfield Group may pursue such acquisition for its own account, without restriction.

2.2.6 Nothing in this Agreement will restrict the Brookfield Group in connection with its lending, securities management, investment banking services, restructuring businesses or its construction businesses (where such construction is not undertaken with a view to owning the facilities upon completion of the project), including the acquisition or sale of any assets relating to such activities.

2.3.   TERP Acknowledgement

Each of TERP, TERP LLC and TERP Operating acknowledge and agree that Operating Renewable Asset acquisition opportunities that are offered to the TERP Group pursuant to this Agreement may be carried out through joint ventures, partnerships, investment funds or consortium arrangements in which the TERP Group will not be the sole participant. In addition to Third Party participants, one or more Brookfield Group members may also participate in such opportunities if (i) the TERP Group does not have the financial capacity, as determined in good faith by Brookfield, in consultation with the TERP Group, to acquire all or part of the opportunity, or (ii) the purpose of the investment, return characteristics or risk profile are not consistent with the TERP Group’s investment mandate, return characteristics or risk profile, as determined in good faith by Brookfield, in consultation with the TERP Group. In such cases, Brookfield may allocate participation in the investment opportunity available for Brookfield, all or in part, to one or more other members of the Brookfield Group rather than to the TERP Group. Any such allocation or joint participation with one or more member of the Brookfield Group will be made in good faith and after consulting with the TERP Group.

2.4.   Reporting

Subject to confidentiality obligations, Brookfield (or one or more members of the Brookfield Group on Brookfield’s behalf) shall provide a report to the TERP Group on a quarterly basis of all Operating Renewable Assets in the Territory acquired by the Brookfield Group that occurred during the quarter that were not offered to the TERP Group, including details of why such acquisition opportunities were not offered to the TERP Group.

ARTICLE 3
RIGHT OF FIRST OFFER

3.1.   TERP’s Right of First Offer

During the Term, Brookfield grants TERP a right of first offer on any proposed Transfer of any of the ROFO Assets.

3.2.   Notice of Transaction Related to ROFO Assets

When Brookfield determines it is considering the Transfer of any ROFO Asset, it agrees to deliver a written notice to TERP, which shall set forth in reasonable detail information about the proposed Transfer and the ROFO Asset (such notice, a “Transaction Notice”). Within twenty (20) Business Days of receipt of the Transaction Notice TERP must notify Brookfield (i) of a good faith minimum price it would pay to acquire the ROFO Asset that is the subject of the Transaction Notice (and, at its discretion, any material terms and conditions), or (ii) that it declines to exercise its right of first offer in respect of the proposal set out in the Transaction Notice (such notice, a “Transaction Notice Response”). Following Brookfield’s receipt of the Transaction Notice Response (or a failure to provide a Transaction Notice Response within the timeframe required in this Section 3.2), Brookfield may, in its discretion, commence a process to Transfer the ROFO Asset (or agree in writing to undertake such transaction) in accordance with the terms of Section 3.3 to a Third Party within the next one hundred eighty (180) days.

3.3.   Negotiations with Third Parties

Neither Brookfield nor any of its representatives, agents or members of the Brookfield Group shall solicit offers from, negotiate with or enter into any agreement with any Third Party for the Transfer of any ROFO Asset (or any portion thereof) until receipt of the Transaction Notice Response from TERP (or such time as the Transaction Notice Response should have been received in accordance with the timeframe required in Section 3.2). TERP agrees and acknowledges that from and after the time that the Transaction Notice Response is received (or should have been received in accordance with the timeframe required in Section 3.2) by Brookfield, (i) Brookfield and its Affiliates shall have the absolute right to solicit offers from, negotiate with (on an exclusive or non-exclusive basis) or enter into agreements with any Third Party to Transfer such ROFO Asset, and (ii) Brookfield shall have no obligation to negotiate with TERP regarding, or offer TERP the opportunity to acquire any interest in, such ROFO Asset; provided that the final terms of the Transfer of any ROFO Asset to any Third Party be on pricing terms more favorable to Brookfield than those offered by TERP (if any) in its Transaction Notice Response.

3.4.   Brookfield Group Approvals

TERP acknowledges and agrees that, the Transfer of a ROFO Asset to TERP or any of its Affiliates may require the prior approval of, without limitation and as applicable, the independent directors of BEP, investors in certain Brookfield Funds or other partners of the Brookfield Group.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1.   Representations and Warranties of Brookfield

Brookfield hereby represents and warrants that:

4.1.1 it is validly organized and existing under the relevant laws governing its formation and existence;

4.1.2 it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

4.1.3 it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

4.1.4 the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not (a) contravene, breach or result in any default under its articles, by-laws, constituent documents or other organizational documents, or (b) contravene, breach or result in any default under any mortgage, lease, agreement or other legally binding instrument, permit or applicable law to which it is a party or by which it or any of its properties or assets may be bound (including without limitation, that certain Relationship Agreement, dated as of November 28, 2011, by and between Brookfield and certain subsidiaries thereof, BEP and certain members of the BEP Group (as defined therein)), except, in the case of clause (b), where such contravention, breach or default would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on Brookfield or its ability to perform its obligations under this Agreement;

4.1.5 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement; and

4.1.6 this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to: (a) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (b) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

4.2.   Representations and Warranties of TERP, TERP LLC and TERP Operating

Each of TERP, TERP LLC and TERP Operating hereby represents and warrants that:

4.2.1 it is validly organized and existing under the relevant laws governing its formation and existence;

4.2.2 it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder on behalf of the TERP Group;

4.2.3 it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

4.2.4 the execution and delivery of this Agreement by it (or, as applicable, its managing member on its behalf) and the performance by it of its obligations hereunder do not and will not (a) contravene, breach or result in any default under its organizational documents (or, if applicable, the organizational documents of its managing member), or (b) contravene, breach or result in any default under any mortgage, lease agreement or other legally binding instrument, permit or applicable law to which it is a party or by which any of its properties or assets may be bound, except, in the case of clause (b), where such contravention, breach or default would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on it;

4.2.5 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it (or, as applicable, its managing member on its behalf) of this Agreement; and

4.2.6 this Agreement constitutes a valid and legally binding obligation of each of TERP, TERP LLC and TERP Operating enforceable against each of them in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

ARTICLE 5
TERMINATION

5.1.   Term

The term of this Agreement (the “Term”) will begin on the date hereof and will continue in full force and effect until terminated in accordance with Section 5.2.

5.2.   Termination

The rights and obligations of the parties to this Agreement will terminate and no longer be of any effect concurrently with the termination of the Master Services Agreement in accordance with the terms of the Master Services Agreement.

ARTICLE 6
RESOLUTION OF DISPUTES AND ARBITRATION

6.1.   Dispute

Any dispute or disagreement of any kind or nature between the parties arising out of this Agreement (a “Dispute”) shall be resolved in accordance with this Article 6, to the extent permitted by applicable law.

6.2.   Arbitration

6.2.1 Any Dispute shall be submitted to arbitration (the “Arbitration”) by three Arbitrators pursuant to the procedure set forth in this Section 6.2 and pursuant to the then current Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”). If the provisions of this Section 6.2 are inconsistent with the provisions of the Rules and to the extent of such inconsistency, the provisions of this Section 6.2 shall prevail in any Arbitration.

6.2.2 Any party may make a demand for Arbitration by sending a notice in writing to any other party, setting forth the nature of the Dispute, the amount involved and the name of one arbitrator appointed by such party. The demand for Arbitration shall be made no later than thirty (30) days after the event giving rise to the Dispute.

6.2.3 Within thirty (30) days after any demand for Arbitration under Section 6.2.2, the other party shall send a responding statement, which shall contain the name of one arbitrator appointed by the responding party.

6.2.4 Within thirty (30) days of the appointment of the second arbitrator, the two party-appointed arbitrators shall appoint the third arbitrator, who shall act as the chair of the arbitration panel. The third arbitrator shall be appointed from the AAA National Roster (collectively with the two party-appointed arbitrators, the “Arbitrators”).

6.2.5 In connection with any Arbitration, the Arbitrators shall allow reasonable requests for (i) the production of documents relevant to the dispute and (ii) taking of depositions.

6.2.6 The seat of the arbitration will be New York and the language of the arbitration will be English. The Arbitration hearings shall be held in a location in New York specified in the demand for Arbitration and shall commence no later than thirty (30) days after the determination of the Arbitrator under Section 6.2.4.

6.2.7 Any monetary award may include interest but may not include punitive or exemplary damages.

6.2.8 The decision of the Arbitrators shall be made not later than sixty (60) days after its appointment. The decision of the Arbitrators shall be final without appeal and binding on the parties, and may be enforced in any court of competent jurisdiction.

6.2.9 Each party involved in the Dispute shall bear the costs and expenses of all lawyers, consultants, advisors, witnesses and employees retained by it in any Arbitration. The expenses of the Arbitrators shall be paid equally by the parties unless the Arbitrators otherwise provides in its award.

6.2.10 Notwithstanding any conflicting choice of law provisions in this Agreement or any applicable principles of conflicts of law, the arbitration provisions set forth herein, and any Arbitration conducted hereunder, shall be governed exclusively by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

6.2.11 Judgment on the award rendered by the Arbitrators may be entered in any court having jurisdiction thereof.

6.3.   Confidentiality

All information disclosed by any party in relation to the resolution of Disputes pursuant to the terms hereof shall be subject to the provisions of Section 7.2 hereof and shall not be used for any purpose other than the resolution of a Dispute pursuant to the terms hereof.

6.4.   Continued Performance

During the conduct of Dispute resolution procedures pursuant to this Article 6, the parties shall continue to perform their respective obligations under this Agreement and no party shall exercise any other remedies to resolve a Dispute.

6.5.   Urgent Relief

Nothing in this Article 6 will prejudice the right of a party to seek urgent injunctive or declaratory relief from a court.

ARTICLE 7
GENERAL PROVISIONS

7.1.   Assignment

7.1.1 None of the rights or obligations hereunder shall be assignable or transferable by any party without the prior written consent of the other parties.

7.1.2 Any purported assignment of this Agreement in violation of this Section 7.1 shall be null and void.

7.2.   Confidentiality

Each of the parties hereby agrees that it will not at any time use, disclose or make available to any party, and will take reasonable steps to prevent such disclosure and restrain further disclosure by any other party, and will take reasonable steps to prevent such disclosure and restrain further disclosure by any other party, any information disclosed pursuant to this Agreement (the “Confidential Information”), except:

7.2.1 such use as may be expressly permitted in or necessary or advisable for the performance of this Agreement or any transaction contemplated herein provided that any Third Party to whom Confidential Information is disclosed in connection therewith shall be under an obligation of confidentiality to the disclosing party;

7.2.2 such disclosure as may be required in order to comply with any applicable law, including disclosure obligations of the TERP Group or the Brookfield Group;

7.2.3 such information as comes into the public domain independently where the person disclosing the same is not under an obligation of confidentiality if in respect to Brookfield’s Confidential Information, to Brookfield and if in respect to TERP’s Confidential Information, to TERP; and

7.2.4 such information as can be demonstrated by the party desiring to disclose such information, to have come into its possession independently of anything done under this Agreement.

7.3.   Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

7.4.   Notices

Any notice or other communication required or permitted to be given hereunder will be in writing and will be given by prepaid first-class mail, by e-mail, provided that the transmission by e-mail is promptly confirmed by telephone confirmation thereof, or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, will be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by e-mail or other means of electronic communication, will be deemed to have been received on the Business Day following the sending, or if delivered by hand will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications will be delivered by hand or sent by e-mail or other means of electronic communication and will be deemed to have been received in accordance with this section. Notices and other communications will be addressed as follows:

7.4.1 if to Brookfield:

Brookfield Asset Management Inc.
Suite 300, Brookfield Place
181 Bay Street, Box 762
Toronto, Ontario
M5J 2T3
Canada

Attention: Jennifer Mazin
 E-mail: jennifer.mazin@brookfield.com

7.4.2 if to TERP, TERP LLC or TERP Operating:

TerraForm Power, LLC
12500 Baltimore Avenue
Beltsville, MD 20705
United States of America

Attention: General Counsel
 E-mail: andrea.rocheleau@brookfieldrenewable.com

or to such other addresses or e-mail addresses as a party may from time to time notify the other in accordance with this Section 7.4.

7.5.   Further Assurances

Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other parties hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

7.6.   Counterparts

This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

BROOKFIELD ASSET MANAGEMENT INC.

By	/s/ A.J. Silber
Name: A.J. Silber
Title: Vice President, Legal Affairs

TERRAFORM POWER, INC.

By	/s/ Sebastian Deschler
Name: Sebastian Deschler
Title: Senior Vice President, General Counsel and Secretary

TERRAFORM POWER, LLC

By	/s/ Sebastian Deschler
Name: Sebastian Deschler
Title: Senior Vice President, General Counsel and Secretary

TERRAFORM POWER OPERATING, LLC

By	/s/ Sebastian Deschler
Name: Sebastian Deschler
Title: Senior Vice President, General Counsel and Secretary

SCHEDULE A

ROFO Assets

Potential Pipeline of Operating Projects[1]

Asset	Country	Technology	Ownership[2]	Capacity (MW)
Comber	Canada	Wind	100%	166
Gosfield	Canada	Wind	100%	51
Prince I	Canada	Wind	100%	99
Prince II	Canada	Wind	100%	90
Ballymartin	Ireland	Wind	100%	7
Booltiagh 1	Ireland	Wind	100%	13
Booltiagh 2	Ireland	Wind	100%	12
Flughland	Ireland	Wind	100%	9
Garracummer	Ireland	Wind	100%	43
Gneeves	Ireland	Wind	100%	9
Kilgarvan	Ireland	Wind	100%	45
Kilgarvan 2	Ireland	Wind	100%	41
Knockawarriga	Ireland	Wind	100%	23
Lisheen 1	Ireland	Wind	100%	36
Lisheen 2	Ireland	Wind	100%	24
Mienvee	Ireland	Wind	100%	1
Smithstown	Ireland	Wind	100%	8
Sorne 1 & 2	Ireland	Wind	100%	23
Crockandun	Northern Ireland	Wind	100%	15
Owenreagh 1	Northern Ireland	Wind	50%	6
Owenreagh 2	Northern Ireland	Wind	50%	5
Seegroanan	Northern Ireland	Wind	100%	14
Lomba do Vale	Portugal	Wind	100%	21
Toutico	Portugal	Wind	100%	102
Granite	USA	Wind	90%	99
Tehachapi 2 (Alta VIII)	USA	Wind	100%	150
Tehachapi 3 (Coram)	USA	Wind	100%	22
Windstar	USA	Wind	100%	120

Total				1,254
1ROFO on certain projects subject to prior approval of Brookfield fund investors
[2]Ownership shown of Brookfield or Brookfield affiliated parties

Potential Pipeline of Development Projects[1]

Asset	Country	Technology	Ownership[2]	Capacity (MW)
Eeyou Power (Chibougamau)	Canada	Wind	50%	201
Thunder Mountain	Canada	Wind	95%	320
Victor	Canada	Wind	100%	60
Eeyou Power (Nemaska)	Canada	Wind	50%	201
Coldwell	Canada	Wind	100%	100
Labonte / Mackay	Canada	Wind	100%	100
Spider Lakes	Canada	Wind	100%	230
Slievecallan	Ireland	Wind	100%	28
Ballyhoura	Ireland	Wind	100%	19
Craignagapple	Ireland	Wind	100%	18
Gronan	Ireland	Wind	100%	9
Knockawarriga II	Ireland	Wind	100%	8
Seegronan II	Ireland	Wind	100%	7
Lisheen III	Ireland	Wind	100%	24
Milk Hill	Ireland	Wind	n/a3	20
Oatfield & Seefin	Ireland	Wind	n/a3	25
Slaghbooly	Ireland	Wind	100%	33
Ballynagilly	Ireland	Wind	n/a3	20
Beltonanean Road	Ireland	Wind	n/a3	14
Penbreck	Scotland	Wind	100%	18
Shennanton	Scotland	Wind	100%	20
Tralorg	Scotland	Wind	100%	20
Altercannoch	Scotland	Wind	100%	16
Kennoxhead	Scotland	Wind	100%	65
Knockscae	Scotland	Wind	100%	25
Polquhairn	Scotland	Wind	100%	21
Bachan Burn	Scotland	Wind	100%	51
Meikle Hill	Scotland	Wind	100%	14
Barmolloch	Scotland	Wind	100%	44
Larbrax	Scotland	Wind	100%	20
Armadale	Scotland	Wind	100%	37
Braelangwell	Scotland	Wind	100%	48
Beardslee	USA	Solar	100%	22
Ingham’s	USA	Solar	100%	8
Kingman 2	USA	Wind	100%	10

Asset	Country	Technology	Ownership[2]	Capacity (MW)
Meherrin	USA	Solar	100%	60
Mesa	USA	Wind	100%	30
Otter Creek	USA	Solar	100%	60
Snowflake	USA	Wind	100%	130
Mulqueeney	USA	Wind	100%	80

Total				2,236
1ROFO on certain projects subject to prior approval of Brookfield fund investors
[2]Ownership shown of Brookfield or Brookfield affiliated parties
[3]Brookfield option to acquire